EXHIBIT 99.1




News                                                   SILGAN HOLDINGS INC.
For Immediate Release                                  4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                       Contact:
                                                       Robert B. Lewis
                                                       (203) 406-3160


               SILGAN HOLDINGS ANNOUNCES AGREEMENT WITH GRUP VEMSA
                  TO ACQUIRE ITS METAL VACUUM CLOSURE BUSINESS



STAMFORD, CT, February 19, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that it has entered into a definitive purchase agreement with Grup Vemsa 1857, S.L. to acquire substantially all of the assets of its metal vacuum closures business which operates under the names Vem de Tapas Metalicas in Spain and Vac Vem in China. The business, which had sales of approximately EUR 20.0 million (or approximately US $28.7 million at current exchange rates) for the latest twelve months, is headquartered in Torello, Spain and has manufacturing operations in Torello, Spain and Dongguan, China. The Company expects to continue the manufacturing operations in Torello, Spain and will move the assets of the Chinese operation into its existing facility in China. The transaction is expected to close during the first quarter of 2008, subject to specified closing conditions. The aggregate purchase price for the assets is EUR 6.8 million (or approximately US $10 million at current exchange rates), and the transaction is expected to be neutral to earnings in 2008.



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SILGAN HOLDINGS
February 19, 2008
Page 2



"We believe Vem and VacVem represent an excellent fit with our closures business," said Bob Lewis, Silgan's Executive Vice President and Chief Financial Officer. "This acquisition represents another step toward consolidating the international vacuum closure market. By combining these businesses, we have strengthened our competitive position in the growing Southern European and Asian markets," Mr. Lewis concluded.

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Silgan Holdings is a leading  manufacturer of consumer goods packaging  products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2006 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.



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